Exhibit 99.1

The Hanover Reports Third Quarter Net Income and

Operating Income of $2.33 and $1.97 per Diluted Share, Respectively;

Third Quarter Combined Ratio of 95.1%; Combined Ratio, Excluding Catastrophes, of 90.9%

WORCESTER, Mass., October 31, 2018 - The Hanover Insurance Group, Inc. (NYSE: THG) today reported net income of $100.4 million, or $2.33 per diluted share, in the third quarter of 2018, compared to $11.1 million, or $0.26 per diluted share, in the prior-year quarter. Operating income(1) was $84.9 million, or $1.97 per diluted share, for the third quarter of 2018, and includes a one-time tax benefit of $4.3 million, or $0.10 per diluted share, primarily related to a pension plan contribution made during the quarter. This compares to operating income of $52.0 million, or $1.21 per diluted share, in the prior-year quarter. The difference between net and operating income in the third quarter of 2018 is primarily due to an increase in the fair value of equity securities of $23.6 million, or $0.54 per fully diluted share, which is excluded from operating income.

As discussed in the September 13, 2018 press release, the Chaucer segment results are reported in discontinued operations pending its sale to China Reinsurance (Group) Corporation (“China Re”).

Third Quarter Highlights

•	Combined ratio, excluding catastrophes(2), of 90.9%, an increase of 1.5 points over the prior-year quarter, due to variability in property losses and an increase in the Commercial Auto loss ratio
•	Catastrophe losses of $44.9 million, or 4.2 points of the combined ratio, driven primarily by Hurricane Florence and Colorado hail events
•	Net premiums written increased 5.2%, with strong growth in more profitable Personal Lines, Small Commercial and target Specialty businesses
•	Continued price increases in Commercial and Personal Lines
•	Net investment income of $66.4 million, up 6.1% from the prior-year quarter, driven by higher cash flows from operations
•	Book value per share of $70.40, up 1.8% from June 30, 2018, primarily due to earnings accretion, partially offset by changes in fair value of the fixed income portfolio
•	Repurchased approximately 157,000 shares of common stock for $18.9 million during the third quarter of 2018

(1)	See information about this and other non-GAAP measures and definitions used throughout this press release on the final pages of this document.

	Three months ended		Nine months ended
	September 30		September 30
($ in millions, except per share data)	2018	2017	2018	2017
Net premiums written	$1,177.2	$1,119.0	$3,340.1	$3,128.5
Operating income	84.9	52.0	227.2	126.8
per diluted share	1.97	1.21	5.28	2.96
Net income	100.4	11.1	267.4	134.7
per diluted share	2.33	0.26	6.21	3.14
Net investment income	66.4	62.6	198.0	181.3
Book value per share	$70.40	$70.10	$70.40	$70.10
Ending shares outstanding	42.4	42.4	42.4	42.4
Combined ratio	95.1%	97.1%	95.8%	98.1%
Prior year development ratio	-	-	-	-
Catastrophe ratio	4.2%	7.7%	5.3%	7.1%
Combined ratio, excluding catastrophes	90.9%	89.4%	90.5%	91.0%
Current accident year combined ratio, excluding catastrophes(3)	90.9%	89.4%	90.5%	91.0%

“We are pleased with our continued execution in the quarter, both strategically and on our operating priorities,” said John C. Roche, president and chief executive officer at The Hanover. “Our solid results, in spite of the significant catastrophe activity in the U.S., are a reflection of our disciplined risk selection, underwriting and exposure management actions. Our performance also reflects sustained profitable growth and operating efficiencies gained across our business.

Growth during the quarter was strong, at 5.2%, due largely to rate increases and solid retention,” Roche said. “We continued expanding our capabilities in target markets. Our growth is coming from account business in Personal Lines, as well as profitable Commercial Lines business segments, including small commercial and professional lines. This continued strong performance enables us to build on the momentum we have established across our organization, delivering value for our shareholders, agent partners and customers.”

“For the quarter, we reported operating EPS of $1.97 per diluted share and adjusted operating ROE(4), excluding the equity attributable to Chaucer, of approximately 14% for the quarter and 13% year-to-date,” said Jeffrey M. Farber, executive vice president and chief financial officer. “Our year-to-date operating performance was in line with expectations. We continued to manage through the industry-wide increase in Commercial Auto severity and are confident we have the underwriting rigor, pricing discipline and expertise to deal with it effectively.”

Third Quarter Operating Highlights

Commercial Lines

Commercial Lines operating income before taxes was $65.1 million, compared to $28.0 million in the third quarter of 2017. The Commercial Lines combined ratio was 96.6%, compared to 102.1% in the prior-year quarter.

Catastrophe losses were $32.5 million, or 5.1 points of the combined ratio, compared to $62.1 million, or 10.3 points of the combined ratio, in the prior-year quarter. Third quarter 2018 results included $8.5 million, or 1.3 points, of favorable prior-year reserve development, driven primarily by releases in Workers’ Compensation and Other Commercial Lines (“OCL”), partially offset by reserve strengthening in the Commercial Auto line as a result of increased bodily injury severity. This compares to no prior-year reserve development in the third quarter of 2017.

Commercial Lines current accident year combined ratio, excluding catastrophes, increased by 1.0 point to 92.8%, from 91.8% in the prior-year quarter. The current accident year loss and loss adjustment expense (“LAE”) ratio, excluding catastrophes(5), increased by 1.4 points, driven by Commercial Multiple Peril (“CMP”) and Commercial Auto lines. The loss ratio increase in CMP was driven by a higher incidence of large losses, attributable to property variability, as well as the comparison to a lower than usual level of non-catastrophe losses in the third quarter of 2017. The loss ratio increase in Commercial Auto reflects an increase in expected losses for the 2018 accident year in response to increased estimates for prior years. This was partially offset by lower loss activity in OCL, driven by the benefit of past and ongoing underwriting actions.

The expense ratio improved by 0.4 points in the third quarter of 2018, attributable to continued operating efficiencies and fixed cost leverage from continued premium growth.

Net premiums written were $709.2 million in the quarter, up 4.3% from the prior-year quarter, driven by targeted price increases and strong retention of 84.1%. Core commercial(6) business price increases averaged 5.2% for the third quarter.

The following table summarizes premiums and the components of the combined ratio for Commercial Lines:

	Three months ended		Nine months ended
	September 30		September 30
($ in millions)	2018	2017	2018	2017
Net premiums written	$709.2	$680.2	$2,010.7	$1,897.1
Net premiums earned	640.4	604.0	1,904.0	1,783.5
Operating income before taxes	65.1	28.0	208.3	108.2
Loss and LAE ratio	62.0%	67.1%	61.0%	65.0%
Expense ratio(7)	34.6%	35.0%	34.9%	35.6%
Combined ratio	96.6%	102.1%	95.9%	100.6%
Prior year development ratio	(1.3)%	-	(1.0)%	-
Catastrophe ratio	5.1%	10.3%	5.0%	7.9%
Combined ratio, excluding catastrophes	91.5%	91.8%	90.9%	92.7%
Current accident year combined ratio, excluding catastrophes	92.8%	91.8%	91.9%	92.7%

Personal Lines

Personal Lines operating income before taxes was $48.2 million in the quarter, compared to $59.6 million in the third quarter of 2017. The Personal Lines combined ratio was 92.8%, compared to 89.2% in the prior-year quarter.

Catastrophe losses were $12.4 million, or 2.9 points of the combined ratio, compared to $15.0 million, or 3.7 points, in the prior-year quarter. Third quarter 2018 results included $8.5 million, or 2.0 points, of net unfavorable prior-year reserve development, primarily attributed to higher bodily injury severity in the Auto line, largely in the 2016 accident year. Homeowners unfavorable reserve development represents activity from a small number of unusual losses. This compares to no prior-year reserve development in the third quarter of 2017.

Personal Lines current accident year combined ratio, excluding catastrophe losses, increased by 2.4 points to 87.9%, from 85.5% in the prior-year quarter, primarily driven by Homeowners. This was due to property variability, including elevated non-catastrophe weather related losses, as well as unfavorable comparison to a relatively low level of losses in the third quarter of 2017.

The expense ratio increased by 0.5 points in the third quarter of 2018, due to higher agency performance-based compensation, consistent with strong results year-to-date, primarily in Michigan.

Net premiums written were $468.0 million in the quarter, up 6.7% from the prior-year quarter, due to higher renewal premium, primarily attributable to rate increases and strong retention of 84.0%. Personal Lines average rate increases in the third quarter of 2018 were approximately 4.5%.

The following table summarizes premiums and components of the combined ratio for Personal Lines:

	Three months ended		Nine months ended
	September 30		September 30
($ in millions)	2018	2017	2018	2017
Net premiums written	$468.0	$438.8	$1,329.4	$1,231.4
Net premiums earned	431.3	400.4	1,268.4	1,173.5
Operating income before taxes	48.2	59.6	109.7	117.1
Loss and LAE ratio	64.8%	61.7%	67.5%	66.0%
Expense ratio	28.0%	27.5%	27.9%	28.2%
Combined ratio	92.8%	89.2%	95.4%	94.2%
Prior year development ratio	2.0%	-	1.4%	-
Catastrophe ratio	2.9%	3.7%	5.8%	5.9%
Combined ratio, excluding catastrophes	89.9%	85.5%	89.6%	88.3%
Current accident year combined ratio, excluding catastrophes	87.9%	85.5%	88.2%	88.3%

Investments

Net investment income was $66.4 million for the third quarter of 2018, compared to $62.6 million in the prior-year quarter. The increase was primarily due to the investment of higher operating cash flows. The average pre-tax earned yield on fixed maturities was 3.60% and 3.70% for the quarters ended September 30, 2018 and 2017, respectively. Total pre-tax earned yield on the investment portfolio for the quarter ended September 30, 2018 was 3.68%, down from the prior-year quarter yield of 3.83%.

In the third quarter of 2018, net realized and unrealized investment gains recognized in earnings were $23.0 million, primarily due to an increase in the fair value of equity securities during the period. Net realized investment gains for the quarter also included $0.4 million of impairment charges. In the third quarter of 2017, net realized investment gains were $13.3 million, which included $1.3 million of impairment charges.

The company held $7.4 billion in cash and invested assets on September 30, 2018, excluding Chaucer invested assets. Fixed maturities and cash represented 84% of the investment portfolio. Approximately 95% of the company’s fixed maturity portfolio is rated investment grade. Net unrealized losses on the fixed maturity portfolio at the end of the third quarter of 2018 were $111.7 million before taxes, a decline in fair value of $23.6 million since June 30, 2018. This change was due to an increase in prevailing interest rates.

Capitalization, Shareholders’ Equity and Other Items

Book value per share of $70.40 increased 1.8% from June 30, 2018, primarily due to core earnings accretion, partially offset by quarterly dividend payments and changes in fair value of the fixed income portfolio due to interest rate movements and widening of credit spreads.

During the quarter, the company repurchased approximately 157,000 shares of common stock for $18.9 million, at an average price of $119.65 per share. On September 30, 2018, the company had approximately $102 million of remaining capacity under its existing $900 million share repurchase program.

Discontinued Operations

On September 13, 2018, The Hanover Insurance Group, Inc. signed a definitive agreement to sell the entities comprising Chaucer, its Lloyd’s-focused international specialty business, to China Re. As a result, Chaucer has been reclassified to discontinued operations for all periods presented in The Hanover’s financial statements starting in the third quarter of 2018. Chaucer’s assets and liabilities have been classified as held-for-sale and aggregated into one line item on each side of the consolidated balance sheet.

Chaucer’s net loss after taxes was $3.6 million in the third quarter of 2018, inclusive of $3.8 million of segment income before taxes, which was more than offset by transaction related expenses.

Chaucer’s segment combined ratio in the quarter was 104.5%, including 14.4 points of catastrophe losses. Current accident year catastrophe losses were $34.5 million, or 16.2 points of the combined ratio in the third quarter of 2018. Catastrophes for the period primarily resulted from Typhoons Jebi, Trami and Mangkhut, Hurricane Florence and California wildfires. On a year-to-date basis, Chaucer’s current accident year catastrophe losses were $53.2 million, or 8.2 points.

Earnings Conference Call

The Hanover will host a conference call to discuss its third quarter results on Thursday, November 1, at 10:00 a.m. Eastern Time.  A PowerPoint slide presentation will accompany the prepared remarks and has been posted on The Hanover website.  Interested investors and others can listen to the call and access the presentation through The Hanover's website, located at www.hanover.com, in the “Investors” section. Investors may access the conference call by dialing 1-877-270-2148 in the U.S. and 1-412-902-6510 internationally. Web-cast participants should go to the website 15 minutes early to register, download and install any necessary audio software.  A re-broadcast of the conference call will be available on this website approximately two hours after the call.

Financial Supplement

The Hanover's third quarter earnings news release and financial supplement are available in the “Investors” section of the company’s website at www.hanover.com.

Condensed Financial Statements and Reconciliations

The Hanover Insurance Group, Inc.
Condensed Consolidated Balance Sheet
	September 30	December 31
($ in millions)	2018	2017
Assets
Total investments	$7,300.6	$6,888.2
Cash and cash equivalents	117.9	297.9
Premiums and accounts receivable, net	1,217.8	1,095.7
Reinsurance recoverable on paid and unpaid losses and unearned premiums	1,586.0	1,625.5
Other assets	1,154.8	1,095.7
Assets held-for-sale	4,247.2	4,466.6
Total assets	$15,624.3	$15,469.6
Liabilities
Loss and loss adjustment expense reserves	$5,188.9	$5,058.5
Unearned premiums	2,314.4	2,131.7
Debt	777.6	786.9
Other liabilities	700.6	787.6
Liabilities held-for-sale	3,660.4	3,707.2
Total liabilities	12,641.9	12,471.9
Total shareholders’ equity	2,982.4	2,997.7
Total liabilities and shareholders’ equity	$15,624.3	$15,469.6

The Hanover Insurance Group, Inc.
Condensed Consolidated Income Statement	Three months ended		Nine months ended
	September 30		September 30
($ in millions)	2018	2017	2018	2017
Revenues
Premiums earned	$1,071.7	$1,004.4	$3,172.4	$2,957.0
Net investment income	66.4	62.6	198.0	181.3
Net realized and unrealized investment gains (losses):
Net realized gains (losses) from sales and other	(0.2)	14.6	(0.1)	25.0
Net change in fair value of equity securities	23.6	-	6.7	-
Net other-than-temporary impairment losses on investments recognized in earnings	(0.4)	(1.3)	(2.8)	(4.5)
Total net realized and unrealized investment gains	23.0	13.3	3.8	20.5
Fees and other income	5.5	5.6	17.3	16.6
Total revenues	1,166.6	1,085.9	3,391.5	3,175.4
Losses and expenses
Losses and loss adjustment expenses	676.4	656.5	2,018.5	1,938.2
Amortization of deferred acquisition costs	224.4	211.4	664.7	625.6
Interest expense	11.2	11.3	33.9	33.9
Other operating expenses	131.9	124.0	393.0	380.1
Total losses and expenses	1,043.9	1,003.2	3,110.1	2,977.8
Income from continuing operations before income taxes	122.7	82.7	281.4	197.6
Income tax expense	18.7	23.2	44.5	53.4
Income from continuing operations	104.0	59.5	236.9	144.2
Income (loss) from discontinued Chaucer business, net of taxes	(3.6)	(47.2)	30.5	(8.3)
Net loss from discontinued life business, net of taxes	-	(1.2)	-	(1.2)
Net income	$100.4	$11.1	$267.4	$134.7

The following is a reconciliation from operating income to net income(8):

The Hanover Insurance Group, Inc.
	Three months ended September 30				Nine months ended September 30
	2018		2017		2018		2017
($ In millions, except per share data)	$ Amount	Per Share Diluted	$ Amount	Per Share Diluted	$ Amount	Per Share Diluted	$ Amount	Per Share Diluted
Operating income (loss)
Commercial Lines	$65.1		$28.0		$208.3		$108.2
Personal Lines	48.2		59.6		109.7		117.1
Other	(0.5)		(1.4)		(4.6)		(7.0)
Total	112.8		86.2		313.4		218.3
Interest expense	(11.2)		(11.3)		(33.9)		(33.9)
Operating income before income taxes	101.6	$2.36	74.9	$1.75	279.5	$6.49	184.4	$4.30
Income tax expense on operating income	(16.7)	(0.39)	(22.9)	(0.54)	(52.3)	(1.21)	(57.6)	(1.34)
Operating income after income taxes	84.9	1.97	52.0	1.21	227.2	5.28	126.8	2.96
Non-operating items:
Net realized gains (losses) from sales and other	(0.2)	-	14.6	0.34	(0.1)	-	25.0	0.58
Net change in fair value of equity securities	23.6	0.54	-	-	6.7	0.15	-	-
Net other-than-temporary impairment losses on investments recognized in earnings	(0.4)	(0.01)	(1.3)	(0.03)	(2.8)	(0.07)	(4.5)	(0.11)
Other	(1.9)	(0.04)	(5.5)	(0.13)	(1.9)	(0.04)	(7.3)	(0.17)
Income tax benefit on non-operating items	(2.0)	(0.05)	(0.3)	(0.01)	7.8	0.18	4.2	0.10
Income from continuing operations, net of taxes	104.0	2.41	59.5	1.38	236.9	5.50	144.2	3.36
Income (loss) from discontinued Chaucer business, net of taxes	(3.6)	(0.08)	(47.2)	(1.10)	30.5	0.71	(8.3)	(0.19)
Net loss from discontinued life business, net of taxes	-	-	(1.2)	(0.02)	-	-	(1.2)	(0.03)
Net income	$100.4	$2.33	$11.1	$0.26	$267.4	$6.21	$134.7	$3.14
Weighted average shares outstanding		43.1		42.9		43.1		42.9

Forward-Looking Statements and Non-GAAP Financial Measures

Forward-looking statements

Certain statements in this release or in the above-referenced conference call may be forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Use of the words "believes," "anticipates," "expects," “projections,” “potential,” “forecast,” “outlook,” “should,” “could,” “confident,” “plan,” “guidance,” “on track to,” “committed to,” “looking ahead,” “ability to,” “will,” “will remain,” “will continue,” and similar expressions is intended to identify forward-looking statements. The company cautions investors that any such forward-looking statements are estimates or projections that involve significant judgment and that neither historical results and trends nor forward-looking statements are guarantees or necessarily indicative of future performance.  Actual results could differ materially.

In particular, “forward-looking statements“ include statements in this press release or in such conference call regarding our ability to deliver on long-term goals and objectives, specifically growing profitably within our distribution plant, increasing specialized capabilities, focus on innovation, and financial management to further distinguish The Hanover as a premier Property and Casualty company; the likelihood the sale of the Chaucer business to China Re will be consummated; expected benefits of such sale; ability to close the sale by the end of the year or the first quarter of 2019; attainment of necessary regulatory approvals, including from the Prudential Regulation Authority (“PRA”), the Society and Corporation of Lloyd’s (“Lloyd’s”), and the regulators in the People’s Republic of China (“PRC”); attainment and effectiveness of reinsurance contracts to mitigate risk to the $45 million of contingent consideration; uses of potential proceeds from a sale; success of efforts to manage domestic expenses, including to fund certain business initiatives; ability to generate strong growth, attractive margins, and return on equity; strength of balance sheet and capital base; ability to grow in lines with adequate pricing and target profitability; risk selection; the level of conservatism and strength of reserves and the balance sheet; likelihood reserves will run off favorably rather than unfavorably; ability to generate overall growth; ability to deliver above-target profit margins; ability to produce stable loss ratios in Commercial Lines due to pricing, product, geographic and underwriting actions; pricing compared to long-term loss trends; pricing segmentation and mix improvement initiatives to help mitigate long-term loss trends; volatility in commercial and personal property lines; Specialty growth opportunities to contribute to the positive growth and earnings trajectory; workers’ compensation loss trends; future trends of commercial multi-peril liability claims; frequency and severity trends in personal and commercial auto; commercial auto performance, including price and underwriting execution to offset increases in liability claims; middle market portfolio profit improvement execution and additional growth opportunities; strengthen focus in attractive industry segments, including cyber and financial institutions, to further expand product offering; ability to increase rates in certain states; continue a balanced growth and consistent profitability in Personal Lines; expectation that Personal Lines will deliver superior returns; the completion of TAP rollout to remaining Personal Line states by mid-2019; implications of U.S. tax reform, including an expected effective tax rate of approximately 21% in 2018; insurance demand; use of capital; net investment income in 2018; share repurchases; increased income from expected “higher yielding assets”; volatility in unrealized gains; current adjusted return on average equity as an indication of future earnings power; and the ability to achieve components or the sum of the full year 2018 guidance, including combined ratio and catastrophe ratio, are all forward-looking statements.

Investors should consider the risks and uncertainties in the company’s business that may affect such estimates and future performance, including (i) the inherent difficulties in arriving at such estimates, particularly with respect to current and prior accident year results and loss reserve development or with respect to lines of business which are more volatile, or with respect to which historical losses are less predictive of future losses, and “longer tail” products such as commercial and personal liability; (ii) the complexity of estimating losses from large catastrophe events or with respect to emerging issues where circumstances may delay reporting of the existence, nature or extent of losses or where “demand surge,” regulatory assessments, litigation, coverage and technical complexities or other factors may significantly impact the ultimate amount of such losses; (iii) the difficulties of estimating the impact of the current competitive financial, economic and political environment and lower federal income taxes on rates, investment income,  the investment portfolio and capital, product demand, losses and competitor actions; (iv) the uncertainties of future rating agency requirements, which could affect the company and its capital requirements, as well as the company’s investment portfolio; (v) inherent volatility with respect to certain businesses, as a result of man-made or natural catastrophes or otherwise; (vi) the impact of the evolving regulatory and legal environment, including uncertainties around Brexit; (vii) the inherent uncertainties of predicting future loss and pricing trends; and (viii) the risk that the sale of Chaucer will not be consummated or on the terms expected. Investors are further cautioned to consider the risks and uncertainties in the company’s business that may affect future performance (which includes re-estimations of current or past performance) and that are discussed in the company's annual report, Form 10-K and other documents filed by The Hanover Insurance Group, Inc. (“The Hanover”) with the

Securities and Exchange Commission (“SEC”) and which are also available at www.hanover.com under "Investors.” These uncertainties include the possibility of adverse catastrophe experiences (including terrorism) and severe weather; the uncertainty in estimating weather-related losses, and property and casualty losses (particularly with respect to products with longer tails or involving emerging issues and with respect to losses incurred as the result of new lines of business or reinsurance contracts and reinsurance recoverables); litigation and the possibility of adverse judicial decisions, including those which expand policy coverage beyond its intended scope or award “bad faith” or other non-contractual damages; the ability to increase or maintain certain property and casualty insurance rates; the impact of new product introductions and expansion in new geographic areas; the impact of future acquisitions; adverse loss and loss adjustment expense development from prior years and adverse trends in mortality and morbidity and medical costs; changes in frequency and loss trends; the ability to increase renewal rates and new property and casualty policy counts; investment impairments (which may be affected by, among other things, the company’s ability and willingness to hold investment assets until they recover in value) and currency, credit and interest rate risk; the impact of competition and consolidation in the industry and among agents and brokers; the economic environment; adverse state, federal and, with respect to Chaucer, international legislation or regulation or regulatory actions affecting Chaucer or the Society and Corporation of Lloyd’s (including the impact of Brexit); the impact of recent efforts by Lloyd’s to increase capital requirements and underwriting discipline among managing agents; financial ratings actions; operational and technology risks and technological innovations, including the risk of cyber-security breaches; uncertainties in estimating indemnification liabilities recorded in conjunction with obligations undertaken in connection with the sale of various businesses; and uncertainties in general economic conditions (including inflation, particularly in various sectors such as healthcare) and in investment and financial markets, which, among other things, could result in increased impairments of fixed income investments, reductions in market values as the result of increases in interest rates, and the inability to collect from reinsurers and the performance of the discontinued voluntary pools business.

Non-GAAP Financial Measures

As discussed on pages 45-46 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, The Hanover uses non-GAAP financial measures as important measures of its operating performance, including operating income, operating income before interest expense and taxes, operating income per share, and measures of operating income and loss and LAE ratios excluding catastrophe losses and reserve development. Operating income and operating income per share are non-GAAP measures. They are defined as net income excluding the after-tax impact of net realized investment gains (losses), fair value changes on equity securities, gains and losses from the repurchases of the company’s debt, other non-operating items, and results from discontinued operations and, in the case of “operating income per share,” divided by the average number of diluted shares of common stock. The definition of other financial measures and terms can be found in the 2017 Annual Report on pages 80-83.

Net realized investment gains and losses, which as a result of the implementation of a new accounting standard in 2018 also includes changes in the fair value of equity securities still held, are excluded for purposes of presenting operating income since they are largely determined by interest rates, financial markets and the timing of sales. Operating income also excludes net gains and losses on disposals of businesses, discontinued operations, restructuring costs, the cumulative effect of accounting changes and certain other items, such as employee termination costs incurred in connection with the company’s expense initiative. Operating income is the sum of the segment income from: Commercial Lines, Personal Lines, and Other, after interest expense and taxes. Operating income may also be presented as “operating income before taxes”, which is operating income before both interest expense and taxes. The Hanover believes that measures of operating income provide investors with a valuable measure of the performance of the company’s ongoing businesses because they highlight the portion of net income (loss) attributable to the core operations of the business.

The Hanover also provides measures of operating income and loss and combined ratios that exclude the effects of catastrophe losses (catastrophe losses as discussed here and in all other measures include catastrophe loss development). A catastrophe is a severe loss, resulting from natural and manmade events, including, among others, hurricanes, tornadoes and other windstorms, earthquakes, hail, severe winter weather, fire, explosions, and terrorism. Each catastrophe has unique characteristics. Catastrophes are not predictable as to timing or loss amount in advance. The Hanover believes that a discussion of the effect of catastrophes is meaningful for investors to understand the variability of periodic earnings and loss and combined ratios.

Reserve development, which can be favorable or unfavorable, represents changes in the company’s estimate of the costs to resolve claims from prior years. The company believes that a discussion of loss and combined ratios excluding prior-year reserve development is helpful to investors since it provides insight into both its estimate of current accident year results and the accuracy of prior-year estimates. Calendar year loss and LAE ratios determined in accordance with GAAP, excluding reserve development, are sometimes referred to as “accident-year loss ratios”.

Income from continuing operations is the most directly comparable GAAP measure for operating income (and operating income before taxes) and measures of operating income that exclude the effects of catastrophe losses or reserve development.  Operating income and measures of operating income that exclude the effects of catastrophe losses or reserve development should not be construed as substitutes for income from continuing operations or net income determined in accordance with GAAP.  A reconciliation of operating income to income from continuing operations and net income for the quarters and nine-month period ended September 30, 2018 and 2017 is set forth in the table on page 8 of this document and in the Financial Supplement.

Loss and combined ratios calculated in accordance with GAAP are the most directly comparable GAAP measures for loss and combined ratios calculated excluding the effects of catastrophe losses or reserve development.  The presentation of loss and combined ratios calculated excluding the effects of catastrophe losses or reserve development should not be construed as a substitute for loss or combined ratios determined in accordance with GAAP.

Book value per share, excluding net unrealized appreciation (depreciation) on fixed maturity investments, is also a non-GAAP measure. It is calculated as total shareholders’ equity excluding the after-tax effect of unrealized investment gains and losses on fixed maturity investments, divided by the number of common shares outstanding.

Operating return on equity (“ROE”) and adjusted operating ROE are non-GAAP measures. See end note (4) for a detailed explanation of how these measures are calculated. Operating ROE is based on non-GAAP operating income, and adjusted operating ROE is a measure of operating income as a return on only that portion of shareholders’ equity attributable to the continuing business, and therefore equity attributable to Chaucer, which is held for sale, is excluded. For this purpose, the "equity attributable to Chaucer" as of September 30, 2018 is used for all measurement periods. This eliminates the impact of any excess capital that would have been included in “equity attributable to Chaucer” for prior periods presented. Had the actual Chaucer equity for all prior periods been used, the adjusted operating ROE for the continuing businesses for each of the reported periods would have been higher than illustrated in this disclosure. Management believes that these measures are helpful to investors and financial analysts in that they provide insight to the capital used by, and results of, continuing operations exclusive of interest, taxes and other non-operating items. These measures should not be construed as substitutes for GAAP ROE, which is based on net income and shareholders’ equity of the entire company and without adjustments.

ABOUT THE HANOVER

The Hanover Insurance Group, Inc. is the holding company for several property and casualty insurance companies, which together constitute one of the largest insurance businesses in the United States. The company provides exceptional insurance solutions in a dynamic world. The Hanover distributes its products through a select group of independent agents and brokers. Together with its agents, The Hanover offers standard and specialized insurance protection for small and mid-sized businesses, as well as for homes, automobiles, and other personal items. The Hanover also writes international business through its subsidiary, Chaucer. As announced on September 13, 2018, Chaucer is subject to a sale agreement with China Reinsurance (Group) Corporation. For more information, please visit hanover.com.

Contact Information

Investors:	Media:
Oksana Lukasheva	Michael F. Buckley
Email: olukasheva@hanover.com	Email: mibuckley@hanover.com

1-508-855-2063	1-508-855-3099

Definition of Reported Segments

Continuing operations include three operating segments: Commercial Lines, Personal Lines and Other. The Commercial Lines segment offers a suite of products targeted at the small to mid-size business markets, which include commercial multiple peril, commercial automobile, workers’ compensation and other commercial coverages such as specialty program business, inland marine, management and professional liability and surety. The Personal Lines segment markets automobile, homeowners and ancillary coverages to individuals and families. The “Other” segment includes Opus Investment Management, Inc., which provides investment management services to institutions, pension funds and other organizations, the operations of the holding company, as well as a block of voluntary pools business in which we have not actively participated since 1995. As discussed in the September 13, 2018 press release, the Chaucer segment is now classified in discontinued operations for all presented periods starting in the third quarter of 2018.

Endnotes

(1)

Operating income (loss) and operating income (loss) per diluted share are non-GAAP measures. Operating income before taxes, as referenced in the results of the three business segments, is defined as, with respect to such segment, operating income before taxes and interest expense. These measures are used throughout this document. The reconciliation of operating income and operating income per diluted share to the closest GAAP measures, income from continuing operations and income from continuing operations per diluted share, respectively, is provided on page 8 of this press release. See the disclosure on the use of this and other non-GAAP measures under the heading “Forward-Looking Statements and Non-GAAP Financial Measures.”

(2)

Combined ratio, excluding catastrophes, is a non-GAAP measure, which is equal to the combined ratio, excluding catastrophe losses. This measure and measures excluding prior-year reserve development (“current accident-year” ratios) are used throughout this document. The combined ratio (which includes catastrophe losses and prior-year loss reserve development) is the most directly comparable GAAP measure. The following is a reconciliation of the GAAP combined ratio to the combined ratio, excluding catastrophes:

	Three months ended
	September 30, 2018
	Commercial Lines	Personal Lines	Total

Total combined ratio	96.6%	92.8%	95.1%
Less: catastrophe ratio	5.1%	2.9%	4.2%
Combined ratio, excluding catastrophe losses	91.5%	89.9%	90.9%

	Three months ended
	September 30, 2017
	Commercial Lines	Personal Lines	Total

Total combined ratio	102.1%	89.2%	97.1%
Less: catastrophe ratio	10.3%	3.7%	7.7%
Combined ratio, excluding catastrophe losses	91.8%	85.5%	89.4%

	Nine months ended
	September 30, 2018
	Commercial Lines	Personal Lines	Total

Total combined ratio	95.9%	95.4%	95.8%
Less: catastrophe ratio	5.0%	5.8%	5.3%
Combined ratio, excluding catastrophe losses	90.9%	89.6%	90.5%

	Nine months ended
	September 30, 2017
	Commercial Lines	Personal Lines	Total

Total combined ratio	100.6%	94.2%	98.1%
Less: catastrophe ratio	7.9%	5.9%	7.1%
Combined ratio, excluding catastrophe losses	92.7%	88.3%	91.0%

(3)

Current accident year combined ratio, excluding catastrophe losses, is a non-GAAP measure, which is equal to the combined ratio, excluding prior-year reserve development and catastrophe losses. The combined ratio (which includes catastrophe losses and prior-year loss reserve development) is the most directly comparable GAAP measure. The following is a reconciliation of the GAAP combined ratio to the current accident year combined ratio, excluding catastrophes:

Three months ended
September 30, 2018
	Commercial Lines	Personal Lines	Total
Total combined ratio	96.6%	92.8%	95.1%
Less:
Prior-year reserve development ratio	(1.3)%	2.0%	-
Catastrophe ratio	5.1%	2.9%	4.2%
Current accident year combined ratio, excluding catastrophe losses	92.8%	87.9%	90.9%

September 30, 2017
Total combined ratio	102.1%	89.2%	97.1%
Less:
Prior-year reserve development ratio	-	-	-
Catastrophe ratio	10.3%	3.7%	7.7%
Current accident year combined ratio, excluding catastrophe losses	91.8%	85.5%	89.4%

Nine months ended
September 30, 2018
Total combined ratio	95.9%	95.4%	95.8%
Less:
Prior-year reserve development ratio	(1.0)%	1.4%	-
Catastrophe ratio	5.0%	5.8%	5.3%
Current accident year combined ratio, excluding catastrophe losses	91.9%	88.2%	90.5%

September 30, 2017
Total combined ratio	100.6%	94.2%	98.1%
Less:
Prior-year reserve development ratio	-	-	-
Catastrophe ratio	7.9%	5.9%	7.1%
Current accident year combined ratio, excluding catastrophe losses	92.7%	88.3%	91.0%

(4)

Operating Return on Average Equity and Adjusted Operating Return on Average Equity (“Operating ROE” and “Adjusted Operating ROE”) are non-GAAP measures. Operating ROE is calculated by dividing annualized operating income after tax for the applicable period (under the heading in this press release “Non-GAAP Financial Measures”, see end note (1)), by average shareholders’ equity, excluding unrealized appreciation (depreciation) on fixed maturity investments, net of tax, for the stated period. For Adjusted Operating ROE, shareholders’ equity is adjusted for September 30, 2018 equity attributable to Chaucer, for all measurement periods. Total shareholders’ equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax, is also a non-GAAP measure. Total shareholders’ equity is the most directly comparable GAAP measure, and is reconciled in the table below. For the calculation of Operating ROE, the average of beginning and ending shareholders’ equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax, is used. For the calculation of Adjusted Operating ROE, the average of beginning and ending shareholders’ equity, excluding equity attributable to Chaucer (as of September 30, 2018) and net unrealized appreciation (depreciation) on fixed maturity investments, net of tax, is used. Operating ROE and Adjusted Operating ROE should not be construed as substitutes for GAAP ROE.  See calculations in table below, including the calculation of GAAP ROE using net income and average shareholders’ equity without adjustments:

	Period ended*
	June 30,	September 30,	December 31	September 30,
($ in millions)	2018	2018	2017	2018
Total shareholders' equity (GAAP)	$2,939.8	$2,982.4	$2,997.7	$2,982.4
Less: net unrealized appreciation (depreciation) on fixed maturity investments, net of tax	(48.8)	(74.0)	205.4	(74.0)
Total shareholders' equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax	$2,988.6	$3,056.4	$2,792.3	$3,056.4
Less: Equity attributable to Chaucer as of September 30, 2018	614.6	614.6	614.6	614.6
Adjusted shareholders' equity, excluding both net unrealized appreciation (depreciation) on fixed maturity investments, net of tax, and equity attributable to Chaucer	$2,374.0	$2,441.8	$2,177.7	$2,441.8

Average shareholders' equity (GAAP)		$2,961.1		$2,990.1
Average shareholders' equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax		$3,022.5		$2,924.4
Adjusted average shareholders' equity, excluding both net unrealized appreciation (depreciation) on fixed maturity investments, net of tax and equity attributable to Chaucer		$2,407.9		$2,309.8

*Prior to 2018, unrealized appreciation (depreciation) also included changes in the fair value of equity securities. Effective January 1, 2018, as a result of the implementation of a new accounting standard, these changes in fair value are included in net income as a component of net realized and unrealized investment gains and losses.

	Three months ended	Nine months ended
	September 30,	September 30,
	2018	2018
Annualized net income*	$401.6	$356.5
Average shareholders' equity (GAAP)	2,961.1	2,990.1
Return on equity	13.6%	11.9%

Reported - Consolidated
Annualized operating income after taxes*	$339.6	$302.9
Average shareholders' equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax	3,022.5	2,924.4
Operating return on equity	11.2%	10.4%

Adjusted - Domestic & Other
Annualized operating income after taxes*	$339.6	$302.9
Adjusted average shareholders' equity, excluding both net unrealized appreciation (depreciation) on fixed maturity investments, net of tax, and equity attributable to Chaucer	2,407.9	2,309.8
Adjusted operating return on equity	14.1%	13.1%

*For three months ended September 30, 2018, annualized net and operating income is calculated by multiplying three months ended net income and operating income, respectively, by 4. For nine months ended September 30, 2018, annualized net and operating income is calculated by dividing nine months ended net and operating income, respectively, by 3 and multiplying by 4.

(5)

Current accident year loss and LAE ratio, excluding catastrophe losses, is a non-GAAP measure, which is equal to the loss and LAE ratio (“loss ratio”), excluding prior-year reserve development and catastrophe losses. The loss ratio (which includes losses, LAE, catastrophe losses and prior-year loss reserve development) is the most directly comparable GAAP measure. The following is a reconciliation of the GAAP loss ratio to the current accident year loss ratio, excluding catastrophe losses:

Three months ended
September 30, 2018
	Commercial Lines	Personal Lines	Total
Total loss and LAE ratio	62.0%	64.8%	63.1%
Less:
Prior-year reserve development ratio	(1.3)%	2.0%	-
Catastrophe ratio	5.1%	2.9%	4.2%
Current accident year loss and LAE ratio, excluding catastrophes	58.2%	59.9%	58.9%

September 30, 2017
Total loss and LAE ratio	67.1%	61.7%	65.0%
Less:
Prior-year reserve development ratio	-	-	-
Catastrophe ratio	10.3%	3.7%	7.7%
Current accident year loss and LAE ratio, excluding catastrophes	56.8%	58.0%	57.3%

Nine months ended
September 30, 2018
Total loss and LAE ratio	61.0%	67.5%	63.6%
Less:
Prior-year reserve development ratio	(1.0)%	1.4%	-
Catastrophe ratio	5.0%	5.8%	5.3%
Current accident year loss and LAE ratio, excluding catastrophes	57.0%	60.3%	58.3%

September 30, 2017
Total loss and LAE ratio	65.0%	66.0%	65.4%
Less:
Prior-year reserve development ratio	-	-	-
Catastrophe ratio	7.9%	5.9%	7.1%
Current accident year loss and LAE ratio, excluding catastrophes	57.1%	60.1%	58.3%

(6)

Core Commercial business provides commercial property and casualty coverages to small and mid-sized businesses in the U.S., generally with annual premiums per policy up to $250,000, primarily through the commercial multiple peril, commercial auto and workers’ compensation lines of business, as reported on pages 8 and 9 of the Third Quarter 2018 Financial Supplement.

	Three months ended			Three months ended
	September 30, 2018			September 30, 2017
($ in millions)	Core Commercial	Other Commercial	Total	Core Commercial	Other Commercial	Total
Net premiums written	$425.8	$283.4	$709.2	$409.7	$270.5	$680.2
Net premiums earned	$375.8	$264.6	$640.4	$358.3	$245.7	$604.0

	Nine months ended			Nine months ended
	September 30, 2018			September 30, 2017
($ in millions)	Core Commercial	Other Commercial	Total	Core Commercial	Other Commercial	Total
Net premiums written	$1,184.4	$826.3	$2,010.7	$1,125.7	$771.4	$1,897.1
Net premiums earned	$1,115.5	$788.5	$1,904.0	$1,053.7	$729.8	$1,783.5
(7)	Here, and later in this document, the expense ratio is reduced by installment fee revenues for purposes of the ratio calculation.
(8)

The separate financial information of each operating segment is presented consistent with the way results are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Management evaluates the results of the aforementioned operating segments without consideration of interest expense on debt and on a pre-tax basis.